Exhibit 10.2

August 30, 2006

Mr. James Lyski

6 Whitney Lane

West Simsbury, CT 06092

Dear Jim:

I am pleased to extend you a formal offer of employment with Nationwide. Your position will be Executive Vice President, Chief Marketing Officer pending Board approval and will report to Jerry Jurgensen.

Jim, the specifics of the job offer package are detailed below. This offer is contingent upon the following:

➢	Completion of our on-line employment application
➢	Successful completion of and acceptable results from a background check and drug screen
➢	U.S. employment eligibility verification

COMPENSATION

Nationwide provides a competitive total compensation program that’s designed to reward both annual and long term performance results that help build our business. The components of the executive compensation program include: base salary that reflects roles and responsibilities, annual incentive pay that reflects the organization’s performance compared to annual business plans and differentiated based on individual performance and long term incentive plans that provide an opportunity to share in the company’s success over time. During 2006, the compensation structure and programs for executives are undergoing review and revision. Please note that all compensation programs are subject to annual review and Board approval.

Base salary

The base salary being offered is $375,000 which will be paid to you on an annual basis.

Sign On Incentive

You will receive $110,000 as a sign-on bonus payable within 30 days of employment. You must be employed in good standing at the time of payment. This sign-on bonus is required to be repaid to the Company in the event that you voluntarily terminate your employment prior to completing 24 months of employment. The Repayment schedule is: 100% if termination occurs within 12 months and 50% if termination occurs after 12 months but prior to 24 months of employment.

James Lyski

Job Offer Package – Components

August 30, 2006

You will also receive shares of NFS, Inc. restricted stock to deliver a target award of $55,000. Vesting is 1/3 per year (100% vesting after 3 years). Number of shares to be determined at the time of grant based on fair market value and valuation model.

Performance Incentive Plan (PIP)

You will be a participant in the Performance Incentive Plan (PIP) which is the Nationwide short term (annual) incentive plan. For 2006, your award will be 75% of year-end base salary for the calendar year 2006 (not prorated to reflect your date of hire and guaranteed for 2006). Incentive payments under this plan occur in March, 2007 and are subject to the approval by the Board of Directors. Beginning in 2007, the award you receive payable in March, 2008 will be based upon both your individual and year-end business unit performance.

Long-Term Incentive Plan

You will be a participant in the Long-Term Incentive Plan. For 2006, your target award will be $306,000 (not prorated to reflect your date of hire). Your target award will be allocated 75% using Nationwide Value Added (NVA) performance metrics (a cash opportunity) and 25% to Nationwide Financial Services, Inc. nonqualified stock options. The number of options granted will be determined based on fair market value and a valuation model with 1/3 of the shares vesting each year over three years. The option term is 10 years.

The award you receive under the portion allocated to NVA will be based on the increase or decrease in NVA from the previous year. This plan utilizes a banking concept whereby the participant receives 1/3 of the bank balance, if positive, in March 2007. The remaining two-thirds will be carried over as the beginning balance for 2008. All targets and awards under this plan are subject to the approval by the Board of Directors.

NFS Stock Ownership Guidelines

As a senior executive, you will be subject to NFS stock ownership guidelines. You will be expected to acquire and hold NFS stock with a minimum value of two (2) times your allocated base salary within five years. More information will be forthcoming soon after your start date.

Voluntary Deferred Compensation Plan

Nationwide provides executives an opportunity to voluntarily defer up to 80% of your cash compensation to a future date. Within 30 days of hire you will receive information about making a voluntary deferral election. This is an annual election and any decision made regarding 2006 participation will not affect future eligibility.

James Lyski

Job Offer Package – Components

August 30, 2006

BENEFITS

Nationwide offers a comprehensive, competitive package of executive benefits. Throughout an executive’s period of Nationwide service, benefits often represent up to 20% of the total rewards package. The information below is a general description of the benefits Nationwide currently offers. Benefits can and do change from time to time. Because of Internal Revenue Code limits as well as plan provisions, certain plans have eligibility requirements, benefits limits and vesting requirements; and both pension and savings plans are provided through a combination of tax-qualified and non-qualified plans. One page summaries or formal summary plan descriptions are available for each plan.

Retirement – Pension

The Nationwide Retirement Plan is an account balance qualified defined benefit plan. Participants receive pay credits that are determined using a service-based formula. During the first year of employment, participants receive credits of 3% on eligible compensation up to the Social Security Wage Base ($94,200 in 2006) and 3% on eligible compensation over the Social Security Wage Base. The plan provides for incremental changes in credits on eligible compensation at 3, 9 and 15 years of service. Interest is credited each pay period based upon published rates that change quarterly. Participants are vested after completing 60 months of Vesting Service, in accordance with the plan rules. Assuming participants have met eligibility and vesting requirements, associates receive full pension benefits at normal retirement defined as age 65 with reduced benefits provided for early retirement prior to age 65. Participation is automatic and there are no associate contributions. You will be notified of your participation once you have completed one year of service.

Supplemental Retirement Plan

The Nationwide Supplemental Retirement Plan is a nonqualified plan designed to “make-up” lost retirement benefits created by IRS limitations in the defined benefit pension plan. Participation starts after one year of service and is restricted to elected officers with eligible compensation in excess of the IRS limits for pension plans. If you are eligible, a notice of participation is distributed and a payout election is solicited to comply with tax code requirements. Information on this benefit is included in your Total Compensation Statement.

Retirement – Savings

The Nationwide Savings Plan is a qualified defined contribution plan (401(k)) that provides participants with the opportunity to contribute between 1% and 80% of pre-tax compensation and receive company matching contribution are 50% of your first 6% of eligible compensation contributed. subject to IRS limitations. For 2006, the IRS pre-tax contribution limits are $15,000 ($20,000 for participants who are age 50 or over by December 31, 2006) and $220,000 of covered compensation. Participation is voluntary and company matching contributions are contingent on associate election to participate. Associates also have an option to make post-tax Roth contributions to the savings plan. Associates may participate as soon as administratively feasible following hire.

James Lyski

Job Offer Package – Components

August 30, 2006

Supplemental Defined Contribution Plan

The Nationwide Supplemental Defined Contribution Plan is a non-qualified plan designed to “make-up” company match normally provided under the Nationwide Savings Plan that participants would otherwise receive but for IRS limitations. Benefits start to vest after 12 months of participation service.

Health and Welfare

Health and wellness benefits including medical, dental, life and disability, and others are all available beginning the first day of the month after your first 30 days of employment, assuming you meet the active at work requirements. Detailed information regarding the individual plans and associate contribution rates are provided online, as well as through the Associate Service Center.

Paid Time Off

Nationwide provides associates with paid time off for reasons including vacation, personal time, sickness for you (first five days) or a family member. You will begin accruing paid time off at a rate of 8 hours and 30 minutes beginning with completion of the first pay period. This accrual rate will provide you with an annual maximum of twenty-eight days.

Other Benefits and Programs

As a Nationwide executive, you will have access to a variety of other benefits and programs or services including:

•	Parking – executive garage parking, washing and service privileges at a cost of $120 per month for a domestic vehicles or $110 per month for foreign vehicles
•	Financial planning services for executives are available through the Asset Management Group
•	Annual executive physical examination provided at no cost to you
•	Educational assistance eligibility occurs after one year of service
•	Credit union services

Relocation

A complete relocation package is provided to executives at your level. A Relocation Consultant will contact you with information and services.

CUSTOMER RELATIONSHIP REQUIREMENT

Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company (herein, referred to as “The Companies”) require that company officers also be customers of The Companies or of its affiliates. This bylaw requirement can be fulfilled through purchasing auto, homeowner’s or other coverage through Allied or AgriBusiness or other affiliated Nationwide companies; purchasing life insurance or annuities from Nationwide life insurers; or by investing in funds managed by Gartmore. Obtaining accidental death and dismemberment coverage through the Ohio Farm Bureau also satisfies the customer criteria. In order to verify compliance with the customer bylaw requirement as well as avoid

James Lyski

Job Offer Package – Components

August 30, 2006

any regulatory challenges, you will be contacted regarding verification of compliance. If you have any questions please contact Glenn Soden 614-249-7610 or Thom Barnes 614-249-8169.

Once you have reviewed all of your employment offer details, please feel free to contact me with any questions. I can be reached at (614) 249-7300. I hope you find this offer of employment attractive both from a professional and personal perspective. I look forward to your reply.

Sincerely,

Lisa K. Block

Vice President, Talent Management

Nationwide

Jim,

Once you have had the opportunity to review this offer, please sign and return a copy (additional copy included) in the enclosed self-addressed envelope at your earliest convenience.

I accept the job offer as outlined above:

X	__________________________________________
James Lyski

5